Exhibit 10.28

REALTY INCOME CORPORATION
2021 INCENTIVE AWARD PLAN

PERFORMANCE SHARE AWARD GRANT NOTICE

Realty Income Corporation, a Maryland corporation, (the “Company”), pursuant to the Realty Income Corporation 2021 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (the “Participant”), in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, a Performance Share Award (the “Performance Shares”). Each Performance Share represents the right to receive one share of Common Stock (as defined in the Plan) upon the achievement of certain performance goals (the “Shares”). This award is subject to all of the terms and conditions set forth herein and in the Performance Share Award Agreement attached hereto as Exhibit A (the “Performance Share Award Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Performance Share Award Grant Notice (the “Grant Notice”) and the Performance Share Award Agreement.

Participant:
Grant Date:
Target Number of Performance Shares:
Maximum Number of Performance Shares:
Performance Period:
Performance Goals:	Except as otherwise set forth in the Performance Share Award Agreement, the Participant is eligible to vest in and receive Shares based upon the Company’s attainment, during the Performance Period, of the Performance Goals, and satisfaction of continued employment requirements, as set forth in Sections 2.2 - 2.4 of the Performance Share Award Agreement.
Termination:	Except as otherwise set forth in the Performance Share Award Agreement, the Participant shall forfeit all Performance Shares upon the Participant’s termination of employment prior to the Vesting Date.
By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Performance Share Award Agreement and this Grant Notice. The Participant further affirmatively acknowledges and agrees that as a material inducement to the Company to enter into this Agreement and as a condition to the Participant’s eligibility to receive the award of Performance Shares hereunder the definition of Qualifying Retirement (as defined in the Performance Share Award Agreement) shall apply to this award and all currently outstanding awards of Performance Shares held by the Participant. The Participant has reviewed the Performance Share Award Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this

Grant Notice, the Performance Share Award Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan, this Grant Notice and/or the Performance Share Award Agreement. In addition, by signing below, the Participant also agrees that the Company or any Subsidiary, in its sole discretion, may satisfy any withholding obligations in accordance with Section 3.5 of the Performance Share Award Agreement by (i) withholding shares of Common Stock otherwise issuable to the Participant in connection with the vesting or payment of the Performance Shares, (ii) instructing a broker on the Participant’s behalf to sell shares of Common Stock otherwise issuable to the Participant in connection with the vesting or payment of the Performance Shares and remit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 3.5 of the Performance Share Award Agreement or the Plan.

REALTY INCOME CORPORATION: Holder:	PARTICIPANT:
By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A
TO PERFORMANCE SHARE AWARD GRANT NOTICE
PERFORMANCE SHARE AWARD AGREEMENT
Pursuant to the Performance Share Award Grant Notice (the “Grant Notice”) to which this Performance Share Award Agreement (this “Agreement”) is attached, Realty Income Corporation, a Maryland corporation (the “Company”), has granted to the Participant a performance share award (the “Performance Shares”) under the Realty Income Corporation 2021 Incentive Award Plan, as amended from time to time (the “Plan”).
ARTICLE 1.

GENERAL

1.1    Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
(a)“Cause” shall have the meaning provided in an applicable executive severance plan, severance agreement or other service agreement between the Company (or a Subsidiary) and the Participant if such an agreement exists and contains a definition of Cause, or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall mean
(i)the Participant’s theft, dishonesty or falsification of any employment or Company records;
(ii)the Participant’s malicious or reckless disclosure of the Company’s confidential or proprietary information;
(iii)the Participant’s commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Company’s management to entrust the Participant with important matters or otherwise work effectively with the Participant, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of the Company or any of its Subsidiaries;
(iv)the Participant’s engagement in any activity that is a material violation of the Company policy on sexual harassment, sexual misconduct, discrimination or other workplace misconduct which (1) is a material violation of Company policy applicable thereto, or (2) brings or would reasonably be expected to bring the Participant, the Company or its Subsidiaries into widespread public disrepute, contempt, scandal or ridicule; and/or
(v)the Participant’s failure or refusal to work diligently to perform tasks or achieve goals reasonably requested by the Board, provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.
“Cause” shall not mean a Participant’s physical or mental disability.
(b)“Commencement Date” shall mean January 1, .
(c)“Constructive Termination” shall mean “Constructive Termination” or “Good Reason”, as applicable, as defined in an applicable executive severance plan or other service agreement between the Company (or a Subsidiary) and the Participant if such an agreement exists and contains a definition of Constructive Termination or Good Reason, or, if no such agreement exists or such agreement does not contain a definition of Constructive Termination or Good Reason, then

Constructive Termination shall mean the Participant’s resignation of employment within thirty (30) days of one or more of the following events which remains uncured thirty (30) days after the Participant’s delivery of written notice to the Company:
(i)a material diminution by the Company in Participant’s authority, duties or responsibilities from those in effect immediately prior to such diminution;
(ii)a material reduction by the Company in Participant’s base salary in effect immediately prior to such reduction;
(iii)a material relocation by the Company of Participant’s principal office location; provided, that a change to a location which is not more than forty (40) miles from the Company’s present headquarters location shall in no event be deemed “material” for purposes of this definition (and, for the avoidance of doubt, reasonably required travel on the Company’s business shall not be considered a relocation).
(d)“Disability” shall have the meaning provided in an applicable executive severance plan, severance agreement or other service agreement between the Company (or a Subsidiary) and the Participant if such an agreement exists and contains a definition of Disability, or, if no such agreement exists or such agreement does not contain a definition of Disability, then Disability shall mean as permanent and total disability under Section 22(e)(3) of the Code, as amended.
(e)“Dividend Equivalents Period” shall mean, with respect to a Dividend Equivalent Right, the period commencing on the Commencement Date and ending on the day immediately preceding the date on which the Share underlying the Performance Share with respect to which such Dividend Equivalent was granted is issued to the Participant pursuant to Sections 2.2 - 2.4 hereof.
(f)“End Date” shall mean December 31, .
(g)“Performance Goals” shall mean the goals described on Schedule A attached hereto, each of which shall be measured with respect to the Performance Period.
(h)“Performance Period” shall mean the period beginning on the Commencement Date and ending on the Valuation Date.
(i)“Performance Share Award Change in Control” shall mean, notwithstanding the definition of “Change in Control” for purposes of this Agreement, the occurrence of any of the following events:
(i)An acquisition in one transaction or a series of related transactions (other than directly from the Company or pursuant to Awards (as defined in the Plan) granted under the Plan or compensatory options or other similar awards granted by the Company) of the Company’s voting securities by any individual or entity (a “Person”), immediately after which such Person has beneficial ownership of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities (other than a Non-Control Transaction, as defined below);
(ii)The consummation of a merger, consolidation or reorganization involving the Company unless:
(A)    The stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Company’s voting securities immediately before such merger, consolidation or reorganization,

(B)    The individuals who were members of the incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation, and
(C)    No Person, other than (I) the Company, (II) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company, the Surviving Corporation, or any related entity or (III) any Person who, together with its affiliates, immediately prior to such merger, consolidation or reorganization had beneficial ownership of fifty percent (50%) or more of the Company’s then outstanding voting securities, owns, together with its affiliates, beneficial ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities;
(A transaction described in clauses (A) through (C) above is referred to herein as a “Non-Control Transaction”).
(iii)    A complete liquidation or dissolution of the Company; or
(iv)    The consummation of a sale or other disposition of all or substantially all of the assets or business of the Company to any Person.
(j)“Performance-Vest” means that, with respect to a Performance Share, the applicable Performance Goal has been achieved.
(k)“Qualifying Retirement” shall mean, unless otherwise determined by the Administrator, the Participant’s Separation from Service, other than as a result of the Participant’s death or termination by the Company for Cause, at a time when (i) the sum of the Participant’s age and consecutive years of service as an employee of the Company equals or exceeds sixty-five (65), and (ii) the Participant has completed at least three (3) consecutive years of service as an employee of the Company, provided that the Participant has (x) provided the Company with at least six (6) months’ advance written notice of the Participant’s retirement (or such other shorter minimum advance written notice that is acceptable to the Administrator in its sole discretion) and (y) executed and delivered a release of claims to the Company in the form acceptable to the Company that becomes effective and irrevocable within 60 days following Participant’s Separation from Service. For purposes of this Agreement, (A) if the Participant incurs a Separation from Service for any reason during such notice period, such Separation from Service shall not be deemed to have occurred by reason of the Participant’s Qualifying Retirement for the purposes of this Agreement, and (B) provided that the Participant continues in employment with the Company through the notice period, the Participant’s employment shall automatically terminate upon the termination date set forth in such notice (or such other date accepted by the Administrator).
(l)“Qualifying Termination” shall mean a Separation from Service by reason of a termination of employment (i) by the Company without Cause, (ii) by the Participant by reason of a Constructive Termination, (iii) by the Participant due to Qualifying Retirement or, (iv) due to the Participant’s death or Disability.
(m)“Separation from Service” shall mean the Participant’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code.
(n)“Valuation Date” shall mean the earlier to occur of (i) the End Date, (ii) the date on which a Change in Control occurs or (iii) the date on which the Participant incurs a Qualifying Termination.
(o)“Vest” or “Vested” means that, with respect to a Performance Share, both (i) such Performance Share has Performance-Vested and (ii) the continued employment condition has been satisfied.

(p)“Vesting Date” shall mean, with respect to a Performance Share, the date on which the Performance Share becomes Vested.
1.2    Incorporation of Terms of Plan. The Performance Shares are subject to the terms and conditions of the Plan, which are incorporated herein by reference. Except as expressly indicated herein, in the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE 2.

PERFORMANCE SHARES AND DIVIDEND EQUIVALENTS

2.1    Grant of Performance Shares. In consideration of the Participant’s past and/or continued employment with the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to the Participant an award of Performance Shares (this “Award”) as set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement.
2.2    Performance-Based Right to Payment.
(a)Subject to Sections 2.3 and 2.4 hereof, the number of Performance Shares that Performance-Vest and become eligible to Vest shall be determined as of the Valuation Date based on the Company’s achievement of the Performance Goals, as set forth on Schedule A attached hereto.
(b)Subject to Sections 2.3 and 2.4 hereof, the number of Performance Shares that Performance-Vest in accordance with Section 2.2(a) hereof shall Vest with respect to 50% of such Performance Shares on each of (i) the date on which the Administrator determines the achievement of the Performance Goals, which shall occur no earlier than January 1, and no later than February 28, , subject to the Participant’s continued employment through January 1, and (ii) January 1, , subject to the Participant’s continued employment through such date.
2.3    Change in Control.
(a)Notwithstanding any contrary provision of this Agreement, in the event that a Change in Control occurs at any time prior to the End Date and the Participant remains continuously employed as of immediately prior to such Change in Control, then the number of Performance Shares that Vest and become payable hereunder as of such Change in Control shall equal the product of (i) the number of Performance Shares that Performance-Vest pursuant to Section 2.2(a) hereof, based on the Company’s achievement of the Performance Goals (which Performance Goals, other than Company TSR, shall be pro-rated as of such date) as of the date on which the Change in Control occurs, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from the first day of the Performance Period through and including the date of the Change in Control, and the denominator of which is .
(b)Notwithstanding any contrary provision of this Agreement, in the event that a Change in Control occurs after the End Date, and the Participant remains continuously employed as of immediately prior to such Change in Control, then any Performance Shares that Performance-Vest in accordance with Section 2.2(a) hereof that have not previously Vested shall Vest and become payable hereunder immediately prior to such Change in Control.
2.4    Termination.
(a)In the event that the Participant experiences a Qualifying Termination, other than due to the Participant’s Qualifying Retirement, death or Disability, prior to the end of the Performance Period, then the number of Performance Shares that Vest and become payable hereunder as of the termination date shall equal the product of (i) the number of Performance Shares that Performance-Vest pursuant to Section 2.2(a) hereof, based on the Company’s achievement of the Performance Goals as of the termination date, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from the first day of the Performance Period through and including the date of the Participant’s Qualifying Termination, and the denominator of which is .
(b)In the event that the Participant experiences a Qualifying Termination due to the Participant’s death or Disability in each case, prior to the end of the Performance Period, then 100% of the Target Number of Performance Shares shall Vest and become payable hereunder.
(c)In the event that the Participant experiences a Qualifying Termination due to a Qualifying Retirement prior to the end of the Performance Period, the Performance Shares shall remain outstanding and shall, upon the completion of the Performance Period, Vest and become payable based on the Company’s achievement of Performance Goals during the Performance Period. The number of Performance Shares that Vest during the Performance Period will be determined by multiplying the full number of Performance Shares that Performance-Vest pursuant to Section 2.2(a) hereof during the Performance Period by a fraction, the numerator of which is the number of days elapsed from the first day of the Performance Period through and including the date of the Participant’s Qualifying Retirement and the denominator of which is .
(d)Subject to Section 2.3(a) hereof, in the event that the Participant experiences a Qualifying Termination following the end of the Performance Period but prior to January 1, , then any Performance Shares that Performance-Vest in accordance with Section 2.2(a) that have not previously Vested shall Vest and become payable hereunder as of the termination date.
2.5    Forfeiture.
(a)Termination of Employment.
(i)In the event that the Participant experiences a termination of employment prior to the Vesting Date that is not a Qualifying Termination, all of the Performance Shares that have not Vested as of such termination of employment shall thereupon automatically be forfeited by the Participant as of the date of termination, and the Participant’s rights in any such Performance Shares and such portion of the Award, including without limitation any Dividend Equivalents (as defined below), shall thereupon lapse and expire.
(ii)Any Performance Shares that do not become Vested in connection with a Qualifying Termination shall thereupon automatically be forfeited by the Participant as of the date of termination, and the Participant’s rights in any such Performance Shares and such portion of the Award, including without limitation any Dividend Equivalents (as defined below), shall thereupon lapse and expire.
(b)Failure to Achieve Performance Goals. Except as set forth in Section 2.3(a), any outstanding Performance Shares that do not Performance-Vest due to the failure by the Company to achieve the Performance Goals (in whole or in part) shall automatically be forfeited by the Participant as of the Valuation Date, and the Participant’s rights in any such Performance Shares and such portion of the Award, including without limitation any Dividend Equivalents, shall thereupon lapse and expire.
2.6    Dividend Equivalents. Each Performance Share granted pursuant to this Award is granted in tandem with a Dividend Equivalents award (a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the underlying Performance Share.
(a)Pursuant to the Dividend Equivalents, the Participant shall be entitled to receive a cash payment in an amount equal to the aggregate dividends paid by the Company with a record date that occurs during the Dividend Equivalents Period that would have been payable to the Participant had the Participant held a number of Shares on such record date equal to the number of Performance Shares that Vest in accordance with Sections 2.2 - 2.4 hereof (if any). Such payment shall be paid in a single lump sum no later than sixty (60) days following the applicable Vesting Date, provided that the exact payment date shall be determined by the Company in its sole discretion (and the Participant shall not have a right to designate the time of payment).
(b)Dividend Equivalents shall not entitle the Participant to any payments relating to dividends with a record date that occurs after the earlier of the payment or forfeiture of the Performance Share underlying such Dividend Equivalent, and the Participant shall not be entitled to any Dividend Equivalent payment with respect to any Performance Share that does not Vest in accordance with Sections 2.2 - 2.4 hereof.
(c)The Dividend Equivalents and any amounts that may become payable in respect thereof shall be treated separately from the Performance Shares and the rights arising in connection therewith for purposes of Section 409A (as defined below).
2.7    Payment of Shares. The Company shall deliver to the Participant a number of Shares equal to the number of Performance Shares subject to this Award that Vest pursuant to Sections 2.2, 2.3 and/or 2.4 hereof within sixty (60) days following the applicable Vesting Date (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Administrator in its sole discretion), provided that the exact payment date shall be determined by the Company in its sole discretion (and the Participant shall not have a right to designate the time of payment) and provided, further, that any such payment made pursuant to Section 2.3 above in the event of a Change in Control shall be made or deemed made immediately preceding and effective upon the occurrence of such Change in Control.
2.8    Rights as Stockholder. The holder of the Performance Shares shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the Performance Shares or any Shares underlying the Performance Shares and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).
ARTICLE 3.

OTHER PROVISIONS

3.1    Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. Without limiting the generality of the foregoing, all determinations, interpretations and assumptions relating to the calculation and payment of the Performance Shares (including, without limitation, determinations, interpretations and assumptions with respect to TSR, Growth Rate and Net Debt/Pro Forma Adjusted EBITDAre ratio) shall be made by the Administrator. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Performance Shares.
3.2    Grant is Not Transferable. During the lifetime of the Participant, the Performance Shares may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the Performance Shares have been issued. Neither the Performance Shares nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.3    Entire Agreement; Binding Agreement. Subject to the limitation on the transferability of the Performance Shares contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.4    Adjustments Upon Specified Events. This Award, the Performance Shares and the Dividend Equivalents may be subject to adjustments pursuant to Article IX of the Plan in connection with the occurrence of certain events relating to the shares of the Common Stock. The Participant acknowledges that this Award, the Performance Shares and the Dividend Equivalents are subject to amendment, modification and termination in certain events as provided in this Agreement and Article IX of the Plan.
3.5    Tax Withholding. The Company or its Subsidiaries shall be entitled to require a cash payment (or to elect, or permit the Participant to elect, such other form of payment determined in accordance with Section 10.5 of the Plan) by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the grant, vesting or payment of the Award (including any Dividend Equivalents). In satisfaction of the foregoing requirement with respect to the grant, vesting or payment of the Award, unless otherwise determined by the Administrator, the Company or its Subsidiaries shall withhold Shares otherwise issuable under the Award having a fair market value equal to the sums required to be withheld by federal, state and/or local tax law. The number of Shares which shall be so withheld in order to satisfy such federal, state and/or local withholding tax liabilities shall be limited to the number of shares which have a fair market value on the date of withholding equal to the aggregate amount of such liabilities based on the maximum statutory withholding rates for federal, state and/or local tax purposes that are applicable to such supplemental taxable income. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any certificate representing Shares to the Participant or the Participant’s legal representative or to enter any such Shares in book entry form unless and until the Participant or the Participant’s legal representative, as applicable, shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant resulting from the grant or vesting of the Award or the issuance of Shares hereunder. To the extent that any Federal Insurance Contributions Act tax withholding obligations arise in connection with the Award prior to the applicable Vesting Date, the Administrator shall accelerate the payment of a portion of the Award sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with any such accelerated payment, and the Administrator shall withhold such amounts in satisfaction of such withholding obligations.
3.6    Conditions to Delivery of Shares. The Shares deliverable under this Award may be either previously authorized but unissued Shares, treasury Shares or Shares purchased on the open market. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares under this Award prior to fulfillment of the conditions set forth in Section 10.7 of the Plan.
3.7    Ownership Limits. To ensure compliance with Section 11.12 of the Plan, any other provision of Section 7.2(a) of the Company’s charter, and/or Applicable Law and for other proper purposes, the Company may issue appropriate “stop transfer” and other instructions to its transfer agent with respect to the Performance Shares.
3.8    Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an Employee or other service provider of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and the Participant.
3.9    Governing Law. The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.10    Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award (including any Dividend Equivalents) is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.11    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award (including any Dividend Equivalents) in any material way without the prior written consent of the Participant.
3.12    Notices. Any notice to be given under the terms of this Agreement shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.
3.13    Successors and Assigns. The Company or any Subsidiary may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company and its Subsidiaries. Subject to the restrictions on transfer set forth in Section 3.2 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
3.14    Section 409A.
(a)General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement. Notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the Performance Shares or the Dividend Equivalents (or, in each case, any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Performance Shares and/or Dividend Equivalents to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
(b)Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no amounts shall be paid to the Participant under this Agreement during the six (6)-month period following the Participant’s Separation from Service to the extent that the Administrator determines that the Participant is a “specified employee” (within the meaning of Section 409A) at the time of such Separation from Service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all amounts that would have otherwise been payable to the Participant during such six (6)-month period under this Agreement.
3.15    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the

Plan, the Award (including any Dividend Equivalents) and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.16    Limitation on the Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. The Plan, in and of itself, has no assets. The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the Shares issuable hereunder.

SCHEDULE A

Target Number of Performance Shares per Performance Goal

Target Number of MSCI REIT Performance Shares
Target Number of Net Debt/Pro Forma Adjusted EBITDAre Performance Shares
Target Number of Growth Rate Performance Shares

Performance Vesting
    The number of Performance Shares that Performance-Vest and become eligible to Vest shall be determined as of the Valuation Date based on the achievement of the Performance Goals during the Performance Period, as set forth below. If the Company’s achievement of the applicable Performance Goal falls between 50 - 100% or 100 - 200% then the number of Performance Shares that shall Performance-Vest and become eligible to Vest with respect to such Performance Goal shall be determined by means of linear interpolation between 50 - 100% or 100 - 200%, respectively. Certain capitalized terms are defined below.
    MSCI REIT Performance Shares. The number of Performance Shares that Performance-Vest and become eligible to Vest based on the Company’s TSR achieved, expressed as a percentile with respect to the range of TSRs during the Performance Period of the companies included in the MSCI US REIT Index throughout the Performance Period (calculated in a manner consistent with TSR calculation methodology under this Agreement and as verified by an independent third party), shall be determined as follows:

Percentile of Company TSR with respect to MSCI US REIT Index companies during Performance Period	Target Number of MSCI Performance Shares that Performance-Vest
<[ ]%	0%
[ ]%	50%
[ ]%	100%
≥[ ]%	200%

    Net Debt/Pro Forma Adjusted EBITDAre Performance Shares. The number of Performance Shares that Performance-Vest and become eligible to Vest based on the Net Debt/Pro Forma Adjusted EBITDAre Ratio achieved during the Performance Period shall be determined as follows:

Net Debt/Pro Forma Adjusted EBITDAre Ratio	Target Number of Net Debt/Pro Forma Adjusted EBITDAre Performance Shares that Performance-Vest
> [ ]	0%
[ ]	50%
[ ]	100%
≤ [ ]	200%

Growth Rate Performance Shares. The number of Performance Shares that Performance-Vest and become eligible to Vest based on the Growth Rate achieved during the Performance Period, shall be determined as follows:

Growth Rate	Target Number of Growth Rate Performance Shares that Performance-Vest
< [ ]%	0%
[ ]%	50%
[ ]%	100%
≥ [ ]%	200%

Defined Terms
(a)“Pro Forma Adjusted EBITDAre” shall have the same definition as appears in the glossary of “Supplemental Operating & Financial Data” (the “Supplement”) for the [fourth quarter [ ]] as published on [Date]. Consistent with the Supplement, annualized pro forma adjustments consist of adjustments to incorporate operating income from properties we acquired or stabilized during the applicable quarter and to remove operating income from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period.
(b)“Net Debt” shall mean the total outstanding principal amount of debt, less cash and cash equivalents, of the Company at the end of the Performance Period, including the proportionate share of outstanding principal, less cash and cash equivalents, for unconsolidated joint ventures. The outstanding principal amount of debt shall reference the total outstanding principal amount as aggregated in the Company’s quarterly financial supplement, which is derived from disclosures provided in the notes to the Company’s quarterly and/or year end audited financial statements for the most recently reported period.

(c)“Net Debt/Pro Forma Adjusted EBITDAre Ratio” shall mean the product obtained by dividing (i) Net Debt by (ii) Annualized Pro Forma Adjusted EBITDAre.
(d)“Dividends Per Share” shall mean, with respect to an applicable period, the sum of all dividends (including special or extraordinary dividends) paid, on a per share basis, by the Company with respect to the Common Stock during an applicable period.
(e)“Growth Rate” shall mean ((monthly dividend paid in December of Year 3/monthly dividend paid in December of the year immediately preceding beginning of forecast period1) – 1)*100. The calculation shall exclude any special one-time dividends.
(f)“Share Value” shall mean, as of a particular date, the average of the closing trading prices of a share of Common Stock on the principal exchange on which such shares are then traded for each trading day during the twenty (20) consecutive trading days ending on the applicable date; provided, however, that in the event that a Performance Share Award Change in Control occurs prior to the End Date, Share Value shall mean the price per share of Common Stock paid by the acquiror in the Performance Share Award Change in Control transaction.
(g)“Total Shareholder Return” or “TSR” shall mean a company’s compound annual total shareholder return for the Performance Period, calculated based on the Fair Market Value as of December 31, as the beginning stock price and the Share Value as of the Valuation Date as the ending stock price (and, for the avoidance of doubt, assuming the reinvestment of all dividends paid on common stock on the ex-dividend date). Additionally, as set forth in, and pursuant to, Section 3.4 of the Agreement, appropriate adjustments to the Total Shareholder Return shall be made to take into account all stock dividends, stock splits, reverse stock splits and the other events set forth in Section 3.4 of the Agreement that occur prior to the Valuation Date.

1 For the avoidance doubt, Growth Rate shall be calculated as follows: ((monthly dividend paid in December / monthly dividend paid in December ) – 1)*100.